  Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement of Meridian Waste Solutions, Inc. on Amendment No. 2 to Form S-1, (File No. 333213579), of our report dated April 13, 2016 and April 13, 2015 with respect to our audits of the consolidated financial statements of Meridian Waste Solutions, Inc. and Subsidiaries as of December 31, 2015, December 31 2014 and December 31, 2013, and for each of the three years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ D’Arelli Pruzansky, PA
Certified Public Accountants

Coconut Creek, Florida
December 5, 2016